Exhibit 3.1

ARTICLES OF INCORPORATION

of

ROYALE ENERGY HOLDINGS, INC.

CERTIFICATE OF INCORPORATION

OF

ROYALE ENERGY HOLDINGS, INC.

A Delaware Corporation

Article 1

The name of the corporation is Royale Energy Holdings, Inc.

Article 2

The address of the corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901.  The name of its registered agent at such address is Capitol Services, Inc.

Article 3

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article 4

Section 1.  Authorized Capital Stock.

This corporation is authorized to issue two classes of Capital Stock, which shall be known as Common Stock and Preferred Stock.  The total number of shares of Common Stock which this corporation is authorized to issue is 280,000,000, $0.001 par value per share, and the total number of Preferred Stock this corporation is authorized to issue is 10,000,000, $0.001 par value per share.

Section 2.  Designation of Preferred Stock.

The Board of Directors of the corporation is authorized, subject to the limitations prescribed by law, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter called a “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to determine, fix and alter the rights, preference, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock to increase or decrease (but not below the number of shares of each such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the designation or fixing of the following:

The designation of the series, which may be by distinguishing number, letter or title;

(a) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(b) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, the relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of stock, and whether such dividends, if any, shall be cumulative or noncumulative;

(c) The redemption rights and price or prices, if any, for the shares of the series;

(d) The terms and amount of any sinking fund provided for the purchases or redemption of shares of the series;

(e) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(f) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the corporation or any other corporation, and if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(g) Restrictions on the issuance of shares of the same series or of any other series; and

(h) The voting rights, if any, of the holders of shares of the series.

Article 5

The name and mailing address of the incorporator is Lee Polson, 720 Brazos Street, Suite 700, Austin, Texas 78701.

Article 6

The number of directors of this corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors.  The number of initial directors is one, and the name and mailing addresses of the person to serve as initial director until the first annual meeting of stockholders or until his successors are elected and qualified is Jonathan Gregory, 1870 Cordell Court, Suite 210, El Cajon, California 92020.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article 7

Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Board; (ii) the chairperson of the Board of Directors; (iii) the chief executive officer of the Corporation; (iv) the president of the Corporation (in the absence of a chief executive officer); or (v) the secretary of the Corporation whenever requested in writing to do so by holders of at least twenty-five percent (25%) of the voting power of the issued and outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but a special meeting may not be called by any other person or persons.

Article 8

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, in the manner provided in the bylaws of this corporation, to adopt, amend or repeal the bylaws of the corporation in any respect not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; provided, however, that the fact that such power has been conferred upon the directors shall not divest the stockholders of the power and authority, nor limit the power of stockholders to adopt, amend or repeal bylaws.

Article 9

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this Article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The corporation shall be obligated to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the fullest extent permitted by Delaware law.  Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Article 10

The corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware.

Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Article 11

The corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the bylaws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Article 11

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation of the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties name as defendants therein.

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 22nd day of November, 2016.

/s/ Lee Polson
Lee Polson, Incorporator